Exhibit 4.4

PATTERSON-UTI ENERGY, INC.

OMNIBUS INCENTIVE PLAN

PATTERSON-UTI ENERGY, INC.

OMNIBUS INCENTIVE PLAN

PATTERSON-UTI ENERGY, INC.

OMNIBUS INCENTIVE PLAN

1. Plan. Patterson-UTI Energy, Inc., a Delaware corporation (the “Company”), has assumed and adopted the Patterson-UTI Energy, Inc. Omnibus Incentive Plan, formerly known as the Seventy Seven Energy Inc. 2016 Omnibus Incentive Plan (the “Plan”), assumed, amended, and restated effective as of April 20, 2017 (the “Effective Date”).

2. Objectives. This Plan is designed to attract and retain employees and consultants of the Company and its Subsidiaries (as defined herein), to attract and retain qualified non-employee directors of the Company, to encourage the sense of proprietorship of such employees, consultants and directors and to stimulate the active interest of such persons in the development and financial success of the Company and its Subsidiaries. These objectives are to be accomplished by making Awards under this Plan and thereby providing Participants (as defined herein) with a proprietary interest in the growth and performance of the Company and its Subsidiaries.

3. Definitions. As used herein, the terms set forth below shall have the following respective meanings:

“Authorized Officer” means the Chairman of the Board, the Chief Executive Officer of the Company (or any other senior officer of the Company to whom the Committee or any of such individuals shall delegate the authority to execute any Award Agreement).

“Award” means the grant of any Option, Stock Appreciation Right, Stock Award, or Cash Award, any of which may be structured as a Performance Award, whether granted singly, in combination or in tandem, to a Participant pursuant to such applicable terms, conditions, and limitations as the Committee may establish in accordance with the objectives of this Plan.

“Award Agreement” means the document (in written or electronic form) communicating the terms, conditions and limitations applicable to an Award. The Committee may, in its discretion, require that the Participant execute or electronically accept such Award Agreement, or may provide for procedures through which Award Agreements are made effective without execution or electronic acceptance.

“Board” means the Board of Directors of the Company.

“Cash Award” means an Award denominated in cash.

“Change in Control” shall be deemed to have occurred upon the date of consummation of any of the following events:

(1) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act)) (a “Person”), other than any Exempt Person (as defined below), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the total fair market value of the outstanding equity securities of the Company (the “FMV Outstanding Equity”) or total voting power of the then outstanding equity securities of the Company (the “Outstanding Voting Equity”); provided, however, that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the FMV Outstanding Equity or the Outstanding Voting Equity and acquires additional FMV Outstanding Equity or the Outstanding Voting Equity;

(2) a Person, other than any Exempt Person (as defined below), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company’s equity possessing 30% or more of the Outstanding Voting Equity or FMV Outstanding Equity;

(3) the individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board during any 24-month period. Any individual becoming a director subsequent to the date hereof whose election is approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board as of the date hereof, but any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board will not be deemed a member of the Incumbent Board as of the date hereof; or

(4) the consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless following such Business Combination: (i) the individuals and entities who were the beneficial owners, respectively, of the FMV Outstanding Equity and Outstanding Voting Equity immediately prior to such Business Combination beneficially own, directly or indirectly, more than 66.7% of, respectively, the then FMV Outstanding Equity and the then Outstanding Voting Equity, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the FMV Outstanding Equity and the Outstanding Voting Equity, as the case may be; (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 40% or more of, respectively, the then outstanding FMV Outstanding Equity resulting from such Business Combination or the combined voting power of the then Outstanding Voting Equity of such entity except to the extent that such ownership existed prior to the Business Combination; and (iii) at least a majority of the members of the Board resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; provided, however, that with respect to any payments or benefits that constitute “deferred compensation” within the meaning of Code Section 409A, no Change in Control shall be deemed to have occurred unless such event also constitutes a “change in control event” within the meaning of Code Section 409A and Treas. Reg. § 1.409A-3(i)(5). For purposes of this definition, “Exempt Person” means each of (a) Blue Mountain Capital Management, LLC, Axar Capital Management, LLC and Mudrick Capital Management, LLC and (b) the respective affiliates of each of the Persons referred to in clause (a) above.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Nominating, Governance and Compensation Committee of the Board, and any successor committee thereto or such other committee of the Board as may be designated by the Board to administer this Plan in whole or in part including any subcommittee of the Board as designated by the Board.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Consultant” means an individual providing services to the Company or any of its Subsidiaries, other than an Employee or a Director, and an individual who has agreed to become a consultant of the Company or any of its Subsidiaries and actually becomes such a consultant following such date of agreement.

“Consultant Award” means the grant of any Award (other than an Incentive Stock Option), whether granted singly, in combination, or in tandem, to a Participant who is a Consultant pursuant to such applicable terms, conditions, and limitations established by the Committee.

“Covered Employee” means any Employee who is a “covered employee,” as defined in Code Section 162(m) or, with respect to a particular Award, may be a “covered employee” while such Award is outstanding.

“Director” means an individual serving as a member of the Board who is not an Employee or a Consultant and an individual who has agreed to become a director of the Company or any of its Subsidiaries and actually becomes such a director following such date of agreement.

“Director Award” means the grant of any Award (other than an Incentive Stock Option), whether granted singly, in combination, or in tandem, to a Participant who is a Director pursuant to such applicable terms, conditions, and limitations established by the Committee.

“Disability” means: (1) if the Participant has entered into an employment agreement as of the date of an Award, the meaning in such agreement; (2) or, if the Participant has not entered into such agreement or the agreement does not define Disability, then if the Participant (a) is an Employee, a disability that entitles the Employee to benefits under the Company’s long-term disability plan, as may be in effect as of the date of an Award, as determined by the plan administrator of the long-term disability plan or (b) is a Director or a Consultant, a disability whereby the Director or Consultant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. Notwithstanding the foregoing, if an Award is subject to Code Section 409A and the Award Agreement expressly provides, the definition of Disability shall conform to the requirements of Treasury Regulation § 1.409A-3(i)(4)(i).

“Dividend Equivalents” means, in the case of Restricted Stock Units or Performance Units, an amount equal to all ordinary cash dividends that are payable to stockholders of record during the Restriction Period or performance period, as applicable, on a like number of shares of Common Stock that are subject to the Award.

“Employee” means an employee of the Company or any of its Subsidiaries and an individual who has agreed to become an employee of the Company or any of its Subsidiaries and actually becomes such an employee following such date of agreement.

“Employee Award” means the grant of any Award, whether granted singly, in combination, or in tandem, to an Employee pursuant to such applicable terms, conditions, and limitations established by the Committee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Exercise Price” means the price at which a Participant may exercise his right to receive cash or Common Stock, as applicable, under the terms of an Award.

“Fair Market Value” of a share of Common Stock means, as of a particular date, (1) if shares of Common Stock are listed on a national securities exchange, the closing sales price per share of Common Stock on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (2) if the Common Stock is not so listed, the average of the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by an inter-dealer quotation system, (3) if shares of Common Stock are not publicly traded, the most recent value determined by an independent appraiser appointed by the Committee for such purpose, or (4) if none of the above are applicable, the Fair Market Value of a share of Common Stock as determined in good faith by the Committee in accordance with Code Section 409A.

“Grant Date” means the date an Award is granted to a Participant pursuant to this Plan.

“Incentive Stock Option” means an Option that meets the requirements of Code Section 422 and which is intended to constitute an Incentive Stock Option.

“Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

“Option” means a right to purchase a specified number of shares of Common Stock at a specified Exercise Price, which is either an Incentive Stock Option or a Nonqualified Stock Option.

“Original Effective Date” means September 20, 2016.

“Participant” means an Employee, Consultant or Director to whom an Award has been made under this Plan.

“Performance Award” means an Award made pursuant to this Plan to a Participant which is subject to the attainment of one or more Performance Goals.

“Performance Goal” means one or more standards established by the Committee to determine in whole or in part whether a Performance Award shall be earned.

“Performance Unit” means a unit evidencing the right to receive in specified circumstances one share of Common Stock or, to the extent specified in the Award Agreement, the equivalent value in cash, the value of which at the time it is settled is determined as a function of the extent to which established performance criteria have been satisfied.

“Performance Unit Award” means an Award in the form of Performance Units.

“Qualified Performance Awards” has the meaning set forth in Paragraph 8(g)(ii).

“Restricted Stock” means a share of Common Stock that is restricted or subject to forfeiture provisions.

“Restricted Stock Award” means an Award in the form of Restricted Stock.

“Restricted Stock Unit” means a unit evidencing the right to receive in specified circumstances one share of Common Stock or, to the extent specified in the Award Agreement, the equivalent value in cash which right may be restricted or subject to forfeiture provisions.

“Restricted Stock Unit Award” means an Award in the form of Restricted Stock Units.

“Restriction Period” means a period of time beginning as of the date upon which a Restricted Stock Award or Restricted Stock Unit Award is granted pursuant to this Plan and ending as of the date upon which such Award is no longer restricted or subject to forfeiture provisions.

“Stock Appreciation Right” or “SAR” means a right to receive a payment, in Common Stock or, to the extent specified in the Award Agreement, cash, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock on the date the right is exercised over a specified Exercise Price.

“Stock Award” means an Award in the form of shares of Common Stock, including fully vested Common Stock, a Restricted Stock Award, a Restricted Stock Unit Award or a Performance Unit Award that may be settled in shares of Common Stock, and excluding Options and SARs.

“Stock-Based Award Limitations” has the meaning set forth in Paragraph 5.

“Subsidiary” means (1) in the case of a corporation, any corporation of which the Company directly or indirectly owns shares representing 50% or more of the combined voting power of the shares of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the stockholders of such corporation, and (2) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns 50% or more of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).

4. Eligibility.

(a) Employees. All Employees are eligible for Employee Awards under this Plan; provided, however, that if the Committee makes an Employee Award to an individual whom it expects to become an Employee following the Grant Date of such Award, such Award shall be subject to (among other terms and conditions) the individual actually becoming an Employee.

(b) Consultants. All Consultants are eligible for Consultant Awards under this Plan, provided, however, that if the Committee makes a Consultant Award to an individual whom it expects to become a Consultant following the Grant Date of such Award, such Award shall be subject to (among other terms and conditions) the individual actually becoming a Consultant.

(c) Directors. All Directors are eligible for Director Awards under this Plan, provided, however, that if the Committee makes a Director Award to an individual whom it expects to become a Director following the Grant Date of such Award, such Award shall be subject to (among other terms and conditions) the individual actually becoming a Director.

The Committee shall determine the type or types of Awards to be made under this Plan and shall designate from time to time the Employees, Consultants or Directors who are to be granted Awards under this Plan.

5. Common Stock Available for Awards. Subject to the provisions of Paragraph 15 hereof, there shall be available for Awards under this Plan granted wholly or partly in Common Stock (including rights or Options that may be exercised for or settled in Common Stock) an aggregate of 505,783 shares of Common Stock (the “Maximum Share Limit”), all of which shall be available for Incentive Stock Options.

Awards settled in cash shall not reduce the Maximum Share Limit under the Plan. If an Award expires or is terminated, cancelled or forfeited, the shares of Common Stock associated with the expired, terminated, cancelled or forfeited Award shall again be available for Awards under the Plan. The following shares of Common Stock shall also become available again for Awards under the Plan other than Awards of Incentive Stock Options:

(i) Shares of Common Stock that are tendered by a Participant or that are withheld as full or partial payment of withholding taxes or as payment for the Exercise Price of an Award; and

(ii) Shares of Common Stock reserved for issuance upon grant of an SAR, to the extent the number of reserved shares of Common Stock exceeds the number of shares of Common Stock actually issued upon exercise or settlement of such SAR.

The foregoing notwithstanding, subject to the principal national securities exchange on which shares of Common Stock are listed at the time, the Maximum Share Limit shall not be reduced by (x) shares of Common Stock issued under Awards granted in assumption, substitution or exchange for previously granted awards of a company acquired by the Company and (y) available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) and such shares shall be available for Awards under the Plan.

The Board and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that shares of Common Stock are available for issuance pursuant to Awards.

Notwithstanding anything to the contrary contained in this Plan, the following limitations shall apply to any Awards made hereunder (and if an Award is cancelled, the cancelled Award shall continue to be counted toward the applicable limitation in this Section, to the extent required by Code Section 162(m)):

(a) No Employee may be granted during any calendar year Awards consisting of Options or SARs that are exercisable for more than 1,000,000 shares of Common Stock;

(b) No Employee may be granted during any calendar year Qualified Performance Awards that are Stock Awards covering or relating to more than 1,000,000 shares of Common Stock (the limitation set forth in this clause (b), together with the limitation set forth in clause (a) above, being hereinafter collectively referred to as the “Stock-Based Award Limitations”);

(c) No Employee may be granted during any calendar year Qualified Performance Awards that are (1) Cash Awards or (2) Restricted Stock Unit Awards or Performance Unit Awards that may be settled solely in cash having a value determined on the Grant Date in excess of $7,500,000; and

(d) No Director may be granted during any calendar year Awards having a value determined on the Grant Date when added to all cash compensation paid to the Director during the same calendar year in excess of $1,000,000.

Shares delivered by the Company in settlement of Awards may be authorized and unissued shares of Common Stock, shares of Common Stock held in the treasury of the Company, shares of Common Stock purchased on the open market or by private purchase or any combination of the foregoing.

6. Administration.

(a) Authority of the Committee. Except as otherwise provided in this Plan with respect to actions or determinations by the Board, this Plan shall be administered by the Committee; provided, however, that (i) any and all members of the Committee shall satisfy any independence requirements prescribed by any stock exchange on which the Company lists its Common Stock; (ii) Awards may be granted to individuals who are subject to Section 16(b) of the Exchange Act only if the Committee is comprised solely of two or more “Non-Employee Directors” as defined in Securities and Exchange Commission Rule 16b-3 (as amended from time to time, and any successor rule, regulation or statute fulfilling the same or similar function); and (iii) any Award granted to a Covered Employee that is intended to qualify for the “performance-based compensation” exception under Code Section 162(m) shall be granted only if the Committee is comprised solely of two or more “outside directors” within the meaning of Code Section l62(m) and regulations pursuant thereto. Subject to the provisions hereof, the Committee shall have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Committee shall also have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of this Plan. Subject to Paragraph 6(c) hereof, the Committee may, in its discretion, (x) provide for the extension of the exercisability of an Award, or (y) in the event of death, Disability, retirement, termination of employment or service or Change in Control, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this Plan or an Award or otherwise amend or modify an Award in any manner that is, in either case, (1) not materially adverse to the Participant to whom such Award was granted, (2) consented to by such Participant or (3) authorized by Paragraph 15(c) hereof; provided, however, that except as expressly provided in Paragraph 8(a) or 8(b) hereof, no such action shall permit the term of any Option or SAR to be greater than 10 years from its Grant Date. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award Agreement in the manner and to the extent the Committee deems necessary or desirable to further this Plan’s purposes. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

(b) Indemnity. No member of the Board or the Committee or officer of the Company to whom the Committee has delegated authority in accordance with the provisions of Paragraph 7 of this Plan shall be liable for anything done or omitted to be done by him, by any member of the Board or the Committee or by any officer of the Company in connection with the performance of any duties under this Plan, except for his own willful misconduct or as expressly provided by statute.

(c) Prohibition on Repricing of Awards. Subject to the provisions of Paragraph 15 hereof, the terms of outstanding Award Agreements may not be amended without the approval of the Company’s stockholders so as to (i) reduce the Exercise Price of any outstanding Options or SARs. (ii) cancel any outstanding Options or SARs in exchange for cash or other Awards when the Exercise Price of the original Options or SARs exceeds the Fair Market Value of one share of Common Stock, or (iii) take any other action with respect to an Option or SAR that would be treated as a repricing under the rules and regulations of the principal national securities exchange on which the shares of Common Stock are listed.

7. Delegation of Authority. The Committee may delegate any of its authority to grant Awards to Employees who are not subject to Section 16(b) of the Exchange Act and Consultants, subject to Paragraph 6(a) above, to the Board, to any other committee of the Board or a member of the Board or an executive officer of the Company, provided such delegation is made in writing and specifically sets forth such delegated authority. The Committee may also delegate to an Authorized Officer authority to execute on behalf of the Company any Award Agreement. The Committee and the Board, as applicable, may engage or authorize the engagement of a third party administrator to carry out administrative functions under this Plan. Any such delegation hereunder shall only be made to the extent permitted by applicable law.

8. Employee Awards. The Committee shall determine the type or types of Employee Awards to be made under this Plan and shall designate from time to time the Employees who are to be the recipients of such Awards. Each Award shall be embodied in an Award Agreement, which shall contain such terms, conditions and limitations as shall be determined by the Committee, in its sole discretion, and, if required by the Committee, shall be signed by the Participant to whom the Award is granted and by an Authorized Officer for and on behalf of the Company. Awards may consist of those listed in this Paragraph 8 hereof and may be granted singly, in combination or in tandem. Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under this Plan or any other plan of the Company or any of its Subsidiaries, including the plan of any acquired entity; provided, however, that, except as contemplated in Paragraph 15 hereof, no Option or SAR may be issued in exchange for the cancellation of an Option or SAR with a higher Exercise Price nor may the Exercise Price of any Option or SAR be reduced. All or part of an Award may be subject to conditions established by the Committee. Upon the termination of employment by a Participant who is an Employee, any unexercised, unvested or unpaid Awards shall be treated as set forth in the applicable Award Agreement or in any other written agreement the Company has entered into with the Participant.

(a) Options. An Employee Award may be in the form of an Option. An Option awarded pursuant to this Plan may consist of either an Incentive Stock Option or a Nonqualified Stock Option. The price at which shares of Common Stock may be purchased upon the exercise of an Option shall be not less than the Fair Market Value of the Common Stock on the Grant Date, subject to adjustment as provided in Paragraph 15 hereof. The term of an Option shall not exceed 10 years from the Grant Date; provided, however, if the term of a Nonqualified Option (but not an Incentive Option) expires at a time when the Company has imposed a prohibition on trading of the Company’s securities in order to avoid violations of applicable Federal, state, local or foreign law, then such term may be extended by the Committee or pursuant to procedures of the Committee and shall expire on the 30th day after the expiration of such prohibition on trading. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Option, including, but not limited to, the term of any Option and the date or dates upon which the Option becomes vested and exercisable, shall be determined by the Committee.

(b) Stock Appreciation Rights. An Employee Award may be in the form of an SAR. The Exercise Price for an SAR shall not be less than the Fair Market Value of the Common Stock on the Grant Date, subject to adjustment as provided in Paragraph 15 hereof. The holder of a tandem SAR may elect to exercise either the Option or the SAR, but not both. The exercise period for an SAR shall extend no more than 10 years after the Grant Date; provided, however, if the term of an SAR expires at a time when the Company has imposed a prohibition on trading of the Company’s securities in order to avoid violations of applicable Federal, state, local or foreign law, then such term may be extended by the Committee or pursuant to procedures of the Committee and shall expire on the 30th day after the expiration of such prohibition on trading. Subject to the foregoing provisions, the terms, conditions, and limitations applicable to any SAR, including, but not limited to, the term of any SAR and the date or dates upon which the SAR becomes vested and exercisable, shall be determined by the Committee.

(c) Stock Awards. An Employee Award may be in the form of a Stock Award. The terms, conditions and limitations applicable to any Stock Award, including, but not limited to, any vesting or other restrictions, shall be determined by the Committee, and subject to the performance period requirements and any other applicable requirements described in this Paragraph 8 hereof.

(d) Restricted Stock Unit Awards. An Employee Award may be in the form of a Restricted Stock Unit Award. The terms, conditions and limitations applicable to a Restricted Stock Unit Award, including, but not limited to, the Restriction Period, shall be determined by the Committee. Subject to the terms of this Plan, the Committee shall specify in the applicable Award Agreement whether the Restricted Stock Unit shall be settled in the form of cash or in shares of Common Stock (or in a combination thereof) equal to the value of the vested Restricted Stock Units.

(e) Performance Unit Awards. An Employee Award may be in the form of a Performance Unit Award. Each Performance Unit shall have an initial value that is established by the Committee on the Grant Date. Subject to the terms of this Plan, after the applicable performance period has ended, the Participant shall be entitled to receive settlement of the value and number of Performance Units earned by the Participant over the performance period, to be determined as a function of the extent to which the corresponding performance goals have been achieved. Settlement of earned Performance Units shall be as determined by the Committee and specified in an Award Agreement. Subject to the terms of this Plan, the Committee shall specify in the applicable Award Agreement whether the Performance Units shall be settled in the form of cash or in shares of Common Stock (or in a combination thereof) equal to the value of the earned Performance Units.

(f) Cash Awards. An Employee Award may be in the form of a Cash Award. The terms, conditions and limitations applicable to a Cash Award, including, but not limited to, vesting or other restrictions, shall be determined by the Committee.

(g) Performance Awards. Without limiting the type or number of Awards that may be made under the other provisions of this Plan, an Employee Award may be in the form of a Performance Award. The terms, conditions and limitations applicable to an Award that is a Performance Award shall be determined by the Committee. The Committee shall set Performance Goals in its discretion which, depending on the extent to which they are met, will determine the value and/or amount of Performance Awards that will be paid out to the Participant and/or the portion of an Award that may be exercised.

(i) Nonqualified Performance Awards. Performance Awards granted to Employees that are not intended to qualify as qualified performance-based compensation under Code Section 162(m) shall be based on achievement of such Performance Goals and be subject to such terms, conditions and restrictions as the Committee or its delegate shall determine.

(ii) Qualified Performance Awards. Performance Awards granted to Employees under this Plan that are intended to qualify as qualified performance-based compensation under Code Section 162(m) shall be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective Performance Goals established by the Committee prior to the earlier to occur of (1) 90 days after the commencement of the performance period to which the Performance Goal relates and (2) the lapse of 25% of the performance period to which the Performance Goal relates, and in any event while the outcome of the Performance Goal is substantially uncertain. A Performance Goal is objective if a third party having knowledge of the relevant facts could determine whether and the extent to which the goal is met. One or more of such goals may apply to the Employee, one or more business units, divisions or sectors of the Company, or the Company as a whole, and if so desired by the Committee, by comparison with a peer group of companies. Performance goals may be measured in aggregate or with reference to specific objective measurement units, such as geographic regions, employees or assets. To the extent necessary to qualify as qualified performance-based compensation under Code Section 162(m), a Performance Goal shall include one or more of the following: aggregate earnings, earnings per share, share price, net income, operating income, gross revenue, cash flows, progress toward debt reduction goals, credit rating upgrades, meeting geographic expansion goals, objectively identified project milestones, market share, expense levels, operating costs, overhead or other costs, development or use of new technology, acquisitions and divestitures, risk management activities, asset monetization strategies, environmental compliance and safety and accident rates, return on equity, total or comparative stockholder return, changes in capital structure, work output, cycle time and any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies.

Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). In interpreting Plan provisions applicable to Qualified Performance Awards, it is the intent of this Plan to conform with the standards of Code Section 162(m) and Treasury Regulation § 1.162-27(e)(2)(i), as to grants to Covered Employees and the Committee in establishing such goals and interpreting this Plan shall be guided by such provisions. Prior to the payment of any compensation based on the achievement of Performance Goals applicable to Qualified Performance Awards, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. For this purpose, approved minutes of the Committee meeting in which the certification is made shall be treated as such written certification. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Qualified Performance Awards made pursuant to this Plan shall be determined by the Committee. At the time it establishes the Performance Goals, the Committee may provide in any such Performance Award that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) unusual, infrequently occurring, nonrecurring or one-time events affecting the Company or its financial statements, as determined by the Company’s auditors in accordance with applicable accounting standards, (f) acquisitions or divestitures, (g) foreign exchange gains and losses and (h) settlement of hedging activities.

(iii) Adjustment of Performance Awards. Awards that are intended to be Qualified Performance Awards may not be adjusted upward. The Committee may retain the discretion to adjust such Performance Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

9. Consultant and Director Awards. The Committee has the sole authority to grant Consultant Awards and Director Awards from time to time in accordance with this Paragraph 9. Consultant Awards and Director Awards may consist of the forms of Award described in Paragraph 8, with the exception of Incentive Stock Options, may be granted singly, in combination, or in tandem and shall be granted subject to such terms and conditions as specified in Paragraph 8. Each Consultant Award and Director Award shall be embodied in an Award Agreement, which shall contain such terms, conditions, and limitations as shall be determined by the Committee, in its sole discretion.

10. Award Payment; Dividends and Dividend Equivalents.

(a) General. The form of the payment of Awards shall be specified in the Award Agreement and may be made in the form of cash or Common Stock, or a combination thereof, and may include such restrictions as the Committee shall determine, including, but not limited to, in the case of Common Stock, restrictions on transfer and forfeiture provisions. For a Restricted Stock Award, the certificates evidencing the shares of such Restricted Stock (to the extent that such shares are so evidenced) shall contain appropriate legends and restrictions that describe the terms and conditions of the restrictions applicable thereto. For a Restricted Stock Unit Award that may be settled in shares of Common Stock, the shares of Common Stock that may be issued at the end of the Restriction Period shall be evidenced by book entry registration or in such other manner as the Committee may determine.

(b) Dividends and Dividend Equivalents. Rights to (1) dividends will be extended to and made part of any Restricted Stock Award and (2) Dividend Equivalents may be extended to and made part of any Restricted Stock Unit Award and Performance Unit Award, subject in each case to such terms, conditions and restrictions as the Committee may establish; provided, however, that no such dividends or Dividend Equivalents shall be paid with respect to unvested Stock Awards, including Stock Awards subject to Performance Goals. Dividends or Dividend Equivalents paid with respect to unvested Stock Awards may, in the discretion of the Committee, be accumulated and paid to the Participant at the time that such Stock Award vests. Dividends and/or Dividend Equivalents shall not be made part of any Options or SARs.

11. Option Exercise. The Exercise Price shall be paid in full at the time of exercise in cash or, if set forth in the Award Agreement and elected by the Participant, the Participant may purchase such shares by means of the Company withholding shares of Common Stock otherwise deliverable on exercise of the Award or tendering Common Stock valued at Fair Market Value on the date of exercise, or any combination thereof. The Committee, in its sole discretion, shall determine acceptable methods for Participants to tender Common Stock or other Awards. The Committee may provide for procedures to permit the exercise or purchase of such Awards by use of the proceeds to be received from the sale of Common Stock issuable pursuant to an Award (including cashless exercise and net exercise procedures approved by the Committee involving a broker or dealer approved by the Committee). The Committee may adopt additional rules and procedures regarding the exercise of Options from time to time, provided that such rules and procedures are not inconsistent with the provisions of this Paragraph 11.

12. Taxes. The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock under this Plan, an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of required withholding taxes or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Committee may also permit withholding to be satisfied by the transfer to the Company of shares of Common Stock theretofore owned by the holder of the Award with respect to which withholding is required. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value when the tax withholding is required to be made.

13. Amendment, Modification, Suspension or Termination. The Board may amend, modify, suspend or terminate this Plan (and the Committee may amend an Award Agreement) for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (1) no amendment or alteration that would materially adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant and (2) no amendment or alteration shall be effective prior to its approval by the stockholders of the Company to the extent stockholders’ approval is otherwise required by applicable legal requirements or the requirements of the securities exchange on which the Company’s stock is listed, including any amendment that expands the types of Awards available under this Plan, materially increases the number of shares of Common Stock available for Awards under this Plan, materially expands the classes of persons eligible for Awards under this Plan, materially extends the term of this Plan, materially changes the method of determining the Exercise Price of Options, deletes or limits any provisions of this Plan that prohibit the repricing of Options or SARs.

14. Assignability. Unless otherwise determined by the Committee or expressly provided for in an Award Agreement, no Award or any other benefit under this Plan shall be assignable or otherwise transferable except (1) by will or the laws of descent and distribution or (2) pursuant to a domestic relations order issued by a court of competent jurisdiction that is not contrary to the terms and conditions of this Plan or applicable Award and in a form acceptable to the Committee. The Committee may prescribe and include in applicable Award Agreements other restrictions on transfer. Any attempted assignment of an Award or any other benefit under this Plan in violation of this Paragraph 14 shall be null and void. Notwithstanding the foregoing, no Award may be transferred for value or consideration.

15. Adjustments.

(a) The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

(b) In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, then (1) the number of shares of Common Stock reserved under this Plan, (2) the number of shares of Common Stock covered by outstanding Awards in the form of Common Stock or units denominated in Common Stock, (3) the Exercise Price or other price in respect of such Awards, (4) the Stock-Based Award Limitations, and (5) the appropriate Fair Market Value and other price determinations for such Awards shall each be proportionately adjusted by the Committee as appropriate to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Committee shall make appropriate adjustments to (i) the number and kind of shares of Common Stock covered by Awards in the form of Common Stock or units denominated in Common Stock, (ii) the Exercise Price or other price in respect of such Awards, (iii) the appropriate Fair Market Value and other price determinations for such Awards, and (iv) the Stock-Based Award Limitations to reflect such transaction; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the holders of the Awards and preserve, without increasing, the value of such Awards.

(c) In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee may make such adjustments to Awards or other provisions for the disposition of Awards as it deems equitable, and shall be authorized, in its discretion, (1) to provide for the substitution of a new Award or other arrangement (which, if applicable, may be exercisable for such property or stock as the Committee determines) for an Award or the assumption of the Award, regardless of whether in a transaction to which Code Section 424(a) applies, (2) to provide, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, the Award and, if the transaction is a cash merger, provide for the termination of any portion of the Award that remains unexercised at the time of such transaction, or (3) to cancel any such Awards and to deliver to the Participants cash in an amount that the Committee shall determine in its sole discretion is equal to the Fair Market Value of such Awards on the date of such event, which in the case of Options or Stock Appreciation Rights shall be the excess (if any) of the Fair Market Value of Common Stock on such date over the Exercise Price of such Award.

(d) No adjustment or substitution pursuant to this Paragraph 15 shall be made in a manner that results in noncompliance with the requirements of Code Section 409A, to the extent applicable.

16. Restrictions. No Common Stock or other form of payment shall be issued with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such issuance will be in compliance with applicable federal and state securities laws. Certificates evidencing shares of Common Stock delivered under this Plan (to the extent that such shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation and any applicable federal or state securities law. The Committee may cause a legend or legends to be placed upon such certificates (if any) to make appropriate reference to such restrictions.

17. Unfunded Plan. This Plan is unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Common Stock or rights thereto under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Common Stock or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to an Award of cash, Common Stock or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. None of the Company, the Board or the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan. With respect to this Plan and any Awards granted hereunder, Participants are general and unsecured creditors of the Company and have no rights or claims except as otherwise provided in this Plan or any applicable Award Agreement.

18. Code Section 409A.

(a) Awards made under this Plan are intended to comply with or be exempt from Code Section 409A, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner consistent with such intent. No payment, benefit or consideration shall be substituted for an Award if such action would result in the imposition of taxes under Code Section 409A. Notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under this Plan would result in the imposition of an additional tax under Code Section 409A, that Plan provision or Award shall be reformed, to the extent permissible under Code Section 409A, to avoid imposition of the additional tax, and no such action shall be deemed to adversely affect the Participant’s rights to an Award.

(b) Unless the Committee provides otherwise in an Award Agreement, each Restricted Stock Unit Award, Performance Unit Award or Cash Award (or portion thereof if the Award is subject to a vesting schedule) shall be settled no later than the 15th day of the third month after the end of the first calendar year in which the Award (or such portion thereof) is no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 409A. If the Committee determines that a Restricted Stock Unit Award, Performance Unit Award or Cash Award is intended to be subject to Code Section 409A, the applicable Award Agreement shall include terms that are designed to satisfy the requirements of Code Section 409A.

(c) If the Participant is identified by the Company as a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) on the date on which the Participant has a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A-1(h), any Award payable or settled on account of a separation from service that is deferred compensation subject to Code Section 409A shall be paid or settled on the earliest of (1) the first business day following the expiration of six months from the Participant’s separation from service, (2) the date of the Participant’s death, or (3) such earlier date as complies with the requirements of Code Section 409A.

19. Awards to Foreign Nationals and Employees Outside the United States. The Committee may, without amending this Plan, (1) establish special rules applicable to Awards granted to Participants who are foreign nationals, are employed or otherwise providing services outside the United States, or both, including rules that differ from those set forth in this Plan, and (2) grant Awards to such Participants in accordance with those rules.

20. Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Delaware.

21. No Right to Continued Participation, Service or Employment. Unless otherwise set forth in an employment agreement, no person shall have any right to participate in this Plan. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate any Participant’s employment or other service relationship with the Company or its Subsidiaries at any time, nor confer upon any Participant any right to continue in the capacity in which he is employed or otherwise serves the Company or its Subsidiaries.

22. Clawback Right. Notwithstanding any other provisions in this Plan, any Award shall be subject to recovery or clawback by the Company under any clawback policy adopted by the Company.

23. Usage. Words used in this Plan in the singular shall include the plural and in the plural the singular, and the gender of words used shall be construed to include whichever may be appropriate under any particular circumstances of the masculine, feminine or neuter genders.

24. Headings. The headings in this Plan are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Plan.

25. Effectiveness. This amended and restated Plan shall be effective as of the Effective Date and shall continue in effect for a term of 10 years commencing from the Original Effective Date, unless earlier terminated by action of the Board.